Exhibit 10.8

NONQUALIFIED STOCK OPTION AGREEMENT

Quanex Corporation

1996 Employee Stock Option and Restricted Stock Plan

This STOCK OPTION AGREEMENT (the “Agreement”) is made between QUANEX CORPORATION, a Delaware corporation (the “Company”), and                                 (the “Optionee”).  The Board of Directors of the Company has adopted the Quanex Corporation 1996 Employee Stock Option and Restricted Stock Plan (the “Plan”), which is incorporated by reference herein.  The Company considers that its interests will be served by granting the Optionee an option to purchase shares of common stock of the Company as an inducement for [his] [her] continued and effective performance of services for the Company.  Any term used in this Agreement that is not specifically defined herein shall have the meaning specified in the Plan.

IT IS AGREED:

1.                                       Subject to the terms of the Plan and this Agreement, on                        , 200   (the “Date of Grant”), the Company hereby grants to the Optionee a nonqualified stock option (the “Option”) to purchase                             shares of the common stock of the Company, $.50 par value per share, at a price of $                     per share, subject to adjustment as provided in the Plan.  The Option is exercisable in accordance with the following schedule:

(a)                                  on the day after the first anniversary of the Date of Grant, the Option may be exercised with respect to up to 1/3 of the shares subject to the Option;

(b)                                 after each succeeding anniversary of the Date of Grant, the Option may be exercised with respect to up to an additional 1/3 of the shares subject to the Option, so that after the expiration of the third anniversary of the Date of Grant the Option shall be exercisable in full; and

(c)                                  to the extent not exercised, installments shall be cumulative and may be exercised in whole or in part.

2.                                       Except as specified below, the Option granted to the Optionee under this Agreement shall not be transferable or assignable by the Optionee other than by will or the laws of descent and distribution, and shall be exercisable during the Optionee’s lifetime only by [him] [her].  The Optionee may transfer this Option to a member or members of [his] [her] immediate family, a trust under which [his] [her] immediate family members are the only beneficiaries and a partnership of which [his] [her] immediate family members are the only partners.  For this purpose, “immediate family” means the Optionee’s spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption.  Notwithstanding any other provision of this Agreement, such a transferee of the Option granted under this Agreement may exercise the Option during the Optionee’s lifetime.  None of the Company, its employees or directors makes any representations or guarantees concerning the tax consequences associated with the inclusion of this provision in this Agreement, the Optionee’s transfer of the Option granted under this Agreement or transferee’s exercise of the Option.  It is the sole responsibility of the Optionee to seek advice from [his] [her] own tax advisors concerning those tax consequences.  The Optionee is entitled to rely upon only the tax advice of his own tax advisors.

3.                                       The Option shall terminate and become null and void on the earliest of (a) the last day of the ten-year period commencing on the Date of Grant, (b) the last day of the three-month period commencing on the date on which the Optionee ceases to be a member of the Board of Directors for any reason other than death, Disability or Retirement, or (c) the last day of the three-year period commencing on the date on which the Optionee ceases to be a member of the Board of Directors due to death, Disability or Retirement.   If the Optionee ceases to be a director of the Company for any reason other than death, Disability or Retirement, the Option shall not continue to vest after such cessation of service as a director.  If the Optionee ceases to be a director of the Company due to the death, Disability or Retirement of the Optionee, the Option shall continue to vest after such cessation of service as a director until the expiration of the Option.

Upon the death of the Optionee prior to the expiration of [his] [her] Option, [his] [her] executors, administrators or any person or persons to whom [his] [her] Option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the expiration date of the Option to exercise the Option with respect to the number of shares that the Optionee would have been entitled to exercise if [he] [she] were still alive.

4.                                       This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the party against whom enforcement of any such change or termination is sought.

5.                                       The Company shall not be deemed by the grant of the Option to be required to retain the services of the Optionee for any period.

6.                                       The Optionee shall not have any rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of the stock certificate or certificates to [him] [her] for such shares following his exercise of the Option pursuant to its terms and conditions and payment for the shares.  No adjustment shall be made for dividends or other rights for which the record date is prior to the date such certificate or certificates are issued.

7.                                       The Optionee consents to the placing on the certificate for any shares covered by the Option of an appropriate legend restricting resale or other transfer of such shares except in accordance with the Securities Act of 1933 and all applicable rules thereunder.

8.                                       In the event of any difference of opinion concerning the meaning or effect of the Plan or this Agreement, such difference shall be resolved by the committee referred to in the Plan.

9.                                       The validity, construction and performance of this agreement shall be governed by the laws of the State of Texas.  Any invalidity of any provision of this Agreement shall not affect the validity of any other provision.

10.                                 All offers, notices, demands, requests, acceptances or other communications hereunder shall be in writing and shall be deemed to have been duly made or given if mailed by registered or certified mail, return receipt requested.  Any such notice mailed to the Company shall be addressed to its principal office, and any notice mailed to the Optionee shall be addressed to the Optionee’s residence address as it appears on the books and records of the Company or to such other address as either party may hereafter designate in writing to the other.

11.                                 This Agreement shall, except as herein stated to the contrary, inure to the benefit of and bind the legal representatives, successors and assigns of the parties hereto.

12.                                 This Option is a nonqualified stock option which is not intended to be governed by section 422 of the Internal Revenue Code of 1986, as amended.

13.                                 In accepting this Option, the Optionee accepts and agrees to be bound by all the terms and conditions of the Plan which pertain to nonqualified stock options granted under the Plan.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the day and year first above written.

QUANEX CORPORATION

By:
Raymond A. Jean
Chairman, President and CEO

Accepted:

Optionee

Date